                                                               Exhibit 11(g)(20)


                             UNITED STATES DISTRICT COURT
                             NORTHERN DISTRICT OF GEORGIA
                                   ATLANTA DIVISION

_________________________
                         )
INVACARE CORPORATION and )
I.H.H. CORP.,            )
                         )
         Plaintiffs,     )
                         )
         v.              )    CIVIL ACTION NO:  97-CV-0205-CC
                         )
HEALTHDYNE TECHNOLOGIES, )
INC., ET AL.,            )
                         )
                         )
         Defendants.     )
_________________________)


                   PLAINTIFFS' MEMORANDUM IN SUPPORT OF EMERGENCY
                 MOTION FOR CLARIFICATION OF JULY 3, 1997 ORDER, OR,
                IN THE ALTERNATIVE, FOR A LIMITED STAY PENDING APPEAL
                -----------------------------------------------------




                                                    KING & SPALDING
                                                    191 Peachtree Street, N.E.
                                                    Suite 4900
                                                    Atlanta, Georgia 30303-1763
                                                    (404) 572-4600

                                                    SIMPSON THACHER & BARTLETT
                                                    425 Lexington Avenue
                                                    New York, New York 10017
                                                    (212) 455-2000

                                                    Attorneys for Plaintiffs

    NOW COME Plaintiffs Invacare Corporation and I.H.H. Corp (collectively, "Invacare") and file this Memorandum in Support of their Emergency Motion for Clarification of July 3, 1993 Order, or, in the Alternative, For a Limited Stay Pending Appeal.
                                PRELIMINARY STATEMENT
                                ---------------------

    On July 3, 1997, this Court issued an Order which in part found that Invacare's proposed bylaw amendment regarding Healthdyne's Dead Hand Provision (the "Proposed Bylaw") was invalid under Georgia law. Invacare has appealed this ruling to the Eleventh Circuit Court of Appeals. Invacare brings this emergency motion because recent public announcements by Healthdyne indicate that it will attempt to moot the issue on appeal and destroy Invacare's appellate rights by refusing to permit a vote at the upcoming July 30, 1997 annual shareholders' meeting on Invacare's shareholder proposal (the "Bylaw Proposal") to amend the bylaws by adopting the Proposed Bylaw. Healthdyne's intended action is not permitted or even contemplated by this Court's July 3 Order.

    As disclosed in Invacare's proxy solicitation materials, Invacare's Bylaw Proposal, if adopted, will have one of two effects. Either the Proposed Bylaw will be legally binding, or it will be merely advisory. Given the Court's July 3 Order, it is clear that the Proposed Bylaw cannot be legally binding unless the Eleventh Circuit reverses the July 3 Order. The July 3 Order, however, does not invalidate the alternative, advisory aspect of the Bylaw Proposal. Nevertheless, Healthdyne has recently announced that the Bylaw Proposal IN ITS ENTIRETY "may not be submitted to the shareholders for a vote" and that votes in favor of the Bylaw Proposal will not be "tabulated or counted".

    If Healthdyne is allowed to block a vote on the Bylaw Proposal and the Eleventh Circuit later determines that the Proposed Bylaw is valid under Georgia law, Invacare will have forever lost the unique opportunity to have a shareholder vote on the Bylaw Proposal at the 1997 annual meeting while Invacare's tender offer and merger proposal remain open. Even if Invacare prevails on appeal and could, in theory, bring the Bylaw Proposal before the shareholders at some future meeting, it still will have been irreparably harmed by losing forever its right, and the unique opportunity, to have the Bylaw Proposal voted on by the shareholders at the upcoming July 30 meeting. Clarification of the Order to permit a shareholder vote on the Bylaw Proposal (which Invacare acknowledges would not result in a legally binding bylaw even if approved by the shareholders unless the Eleventh Circuit reverses) or, alternatively, granting a limited stay to permit a vote, is necessary to preserve the issue for appeal and to prevent Invacare from suffering irreparable harm.

                                  STATEMENT OF FACTS
                                  ------------------

    A.   PROCEDURAL BACKGROUND
         ---------------------

    On July 3, 1997, this Court issued its order (the "Order") on Invacare's motion for preliminary injunction and the parties' cross motions for summary judgment regarding Invacare's Proposed Bylaw. In granting Healthdyne's motion for summary judgment and denying Invacare's cross-motion, the Court concluded that the Proposed Bylaw is invalid under Georgia law because it would infringe on the discretion of the board. Order, p. 11. The Order says nothing about a merely advisory proposal which, of course, would have no binding effect on the board.

    Also on July 3, 1997, Invacare filed in this Court a Notice of Appeal of the rulings in the Court's Order and filed a Motion for Expedited Appeal in the Eleventh Circuit. Although the Eleventh Circuit denied Invacare's Motion for Expedited Appeal on July 10, 1997, Invacare's appeal remains pending.

    B.   HEALTHDYNE'S INTENT TO BLOCK A VOTE ON THE
         BYLAW PROPOSAL BASED ON THE ORDER
         ------------------------------------------

    Healthdyne issued a press release on July 7, 1997 stating that, because this Court found the Proposed Bylaw to be invalid, the Bylaw Proposal "may not be submitted to the shareholders for a vote at the annual meeting." SEE Healthdyne's July 7, 1997 Press Release, attached hereto at Tab A. Four days later, on July 11,

1997, Healthdyne sent a letter to its shareholders stating that "so long as the Court's Order is in effect, Healthdyne Technologies will not tabulate or count any votes received on [the Bylaw Proposal]." SEE July 11, 1997 Healthdyne letter to shareholders, attached hereto at Tab B. By these statements, Healthdyne announced its intention to go beyond the boundaries of the Court's Order to block the shareholders from voting on the Bylaw Proposal, even though, absent reversal by the Eleventh Circuit, such vote would merely be non-binding and advisory.
                                       ARGUMENT
                                       --------

I.  THIS COURT SHOULD CLARIFY THAT ITS JULY 3 ORDER
    WAS NOT INTENDED AND SHOULD NOT BE INTERPRETED TO
    BLOCK A SHAREHOLDER VOTE ON THE BYLAW PROPOSAL.
    -------------------------------------------------

    Even after Invacare's appeal of the Court's Order to the Eleventh Circuit, this Court retains jurisdiction "to act in aid of the appeal, to correct clerical mistakes, or to aid in the execution of a judgment that has not been superseded." SHOWTIME V. COVERED BRIDGE COND. ASS'N, 895 F.2d 711, 713 (11th Cir. 1990). Under this rule, the Court has the well-established authority to clarify its Order.(1) This Court should exercise its retained


___________________

(1)  SEE, E.G., U.S. V. NICHOLS, 56 F.3d 403, 411 (2d Cir. 1995) (approving district court's clarification of order, where court "simply clarified that its finding of competency did not depend on the allocation of the burden of proof, thereby aiding this court in avoiding unnecessary construction of a statute and possible remand ... the supplemental finding was a permissable act in aid of this jurisdiction to clarify that its Order was not intended and should not be interpreted to authorize Healthdyne to prevent Invacare from making the Bylaw Proposal or to refuse to call it for a shareholder vote at the annual meeting.

    Healthdyne's announced intention to refuse to submit the Bylaw Proposal to a shareholder vote and to refuse to count votes in favor of the Bylaw Proposal is an effort to take more relief than the Court granted. Although the Court's Order concludes that, if adopted, the Proposed Bylaw would be invalid under Georgia law, nothing in the Order prohibits the shareholders from simply voting on the Bylaw Proposal.(2)

    The Court's Order that the Proposed Bylaw was invalid should not prevent the shareholders from voting on the Bylaw Proposal at the annual meeting. Invacare continues to intend to make the Bylaw Proposal at the meeting for two reasons: (1) in order to give the


___________________

appeal."); N.L.R.B. V. CINCINNATI BRIDGE, INC., 829 F.2d 585, 589 n.3 (6th Cir. 1987) (district court had jurisdiction to enforce order which "merely clarified" the order from which appeal was taken).

(2) The Court's Order specifically noted that the only issue raised by the parties' cross-motions for summary judgment was "the validity of the proposed bylaw amendment." SEE Order, p. 8. Healthdyne's briefing submitted neither evidence nor arguments regarding its obligation to call the Bylaw Proposal for a vote at the annual meeting, whatever the legal effect of its adoption, and the Court's Order did not address such obligations. SEE Order, p. 11.

shareholders an opportunity to advise Healthdyne's board of directors of the sentiments regarding the Dead Hand Provision; and (2) in order to preserve its rights on appeal, which will be effectively destroyed if Healthdyne is able to block a vote on the proposal at the upcoming meeting.

    Despite this Court's ruling that the Proposed Bylaw is invalid, Invacare has the right to have the shareholders vote on the Bylaw Proposal as a non-binding, precatory shareholder proposal -- a shareholder resolution that, while not binding on the board of directors, informs the board of the shareholders' opinions and desires. Section 6 of Article I of Healthdyne's bylaws specifically sets forth procedures which a shareholder must follow to provide proper notice of business to be brought before an annual meeting.(3)
See Tab C. Healthdyne has never contended that Invacare has not properly provided notice of its intent to bring the Bylaw Proposal before the annual meeting. If Healthdyne believed that Invacare did not follow the procedures set out in its bylaws, it


___________________

(3) Generally, these procedures provide that in order to be timely the shareholder notice must be delivered to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately proceeding annual meeting of shareholders. To be in proper written form, the notice must set forth a brief description of the business to be brought before the annual meeting and the reasons for conducting such business, the name and record address of such shareholder, and other information related to the shareholder and the proposal.

would have informed Invacare of that fact and would not have included the Bylaw Proposal in its proxy cards and solicitation materials. Instead, Healthdyne has conceded that the procedures were properly followed by including the Bylaw Proposal in Healthdyne's own preliminary and definitive proxy statements and proxy cards filed with the Securities and Exchange Commission ("SEC") and repeatedly mailed to its shareholders. Since Invacare has followed the demanding procedures set forth in Healthdyne's bylaws, Invacare, as a Healthdyne shareholder, has the right to make the Bylaw Proposal at the annual meeting, discuss it, and have the shareholders vote on it.

    In its March 24, 1997 Supplemental Notice of Business to Be Brought Before the 1997 Annual Meeting ("Notice"), Invacare informed Healthdyne that "[a]ll of the Shareholder Proposals . . . would be intended to be binding on the Board of Directors to the fullest extent permitted by law", specifically putting Healthdyne on notice that Invacare's proposals, including the Bylaw Proposal, should be voted on by the shareholders as advisory or precatory even if ultimately declared invalid or non-binding. SEE Notice, p. 3, attached hereto at Tab D. Moreover, Invacare has consistently stated in its communications with Healthdyne's shareholders that even if the Proposed Bylaw were declared invalid, the Bylaw Proposal would have an advisory effect. Invacare, therefore, understands that while this Court's Order declaring the Proposed Bylaw invalid remains in effect, the Bylaw Proposal, if approved, will compel no action by the board of directors and will be advisory only. Nonetheless, so long as Invacare has complied with Healthdyne's bylaw requirements governing shareholder proposals, Invacare is permitted to submit the Bylaw Proposal to a vote by Healthdyne's shareholders.(4)


___________________

(4) Although Invacare's Bylaw Proposal is made pursuant to Healthdyne's bylaws, it should be noted that the federal rules governing proxy solicitations allow solicitation of proxies for non-binding votes on precatory shareholder proposals. Specifically, Rules 14a-7 and 14a-8 of the federal proxy rules, 17 C.F.R. Section 240.14a-7, .14a-8 permit shareholders to solicit proxies on resolutions that, if approved, are not legally binding. The main distinctions between Rules 14a-7 and 14a-8 are that a Rule 14a-7 shareholder communication is not subject to a management exclusion on the basis of content and must be paid for by the shareholder, while a Rule 14a-8 shareholder proposal, though subject to management's exclusion for content-based reasons, is included in a management solicitation at no charge to the shareholder. SEE Patrick Ryan, RULE 14a-8, INSTITUTIONAL SHAREHOLDER PROPOSALS, AND CORPORATE DEMOCRACY, 23 Ga. Law Rev. 97, 101 and 108 (1933) (noting that the typical shareholder proposal is advisory or precatory in nature and the non-binding, precatory nature of shareholder proposals "is an entirely appropriate development given shareholder's limited state law power to set corporate policy"). Shareholders routinely advance non-binding precatory proposals under this rule to inform management of the shareholders' views concerning the adoption of takeover defenses, particularly poison pill provisions. SEE, E.G., INTERNATIONAL BROTHERHOOD OF TEAMSTERS V. FLEMING COMPANIES, INC., 1997 U.S. Dist. LEXIS 2980 (W.D. Okla. Jan. 24, 1997); Joann
S. Lublin, 'POISON PILLS' ARE GIVING SHAREHOLDERS A BIG HEADACHE, UNION PROPOSALS ASSERT, Wall Street Journal, May 23, 1997, at C1 ("[b]etween 1988 and 1996, 52 non-binding measures to curb poison pills won a majority of the votes cast; half of those businesses later abandoned their pills").

    Unless the previously scheduled shareholder vote on the Bylaw Proposal is allowed to go forward, Invacare will suffer irreparable harm in the form of the effective loss of its appellate rights on the validity of the Proposed Bylaw.
If Healthdyne prevents the shareholders from considering the Bylaw Proposal and then the Eleventh Circuit later reverses this Court and declares that the Proposed Bylaw is valid under Georgia law, Invacare will have lost forever the unique opportunity to have the shareholders consider the Bylaw Proposal on July 30 at the 1997 annual meeting while Invacare's tender offer and merger proposal remain open. Healthdyne's statements that it will not submit the Bylaw Proposal to a shareholder vote nor count votes received in favor of the proposal are clearly calculated to render meaningless any subsequent decision by the Eleventh Circuit and frustrate the appellate process itself.

    Healthdyne will not be harmed by permitting the shareholders to vote on the Bylaw Proposal. Invacare's Bylaw Proposal is already on the proxy cards mailed to the shareholders by both Healthdyne and Invacare. Calling the Bylaw Proposal for a vote at the shareholders meeting, counting and tabulating the votes, and announcing the results along with the results of the votes on the directors and other shareholder proposals already on the ballot will not harm Healthdyne. Furthermore, the shareholders' consideration of the Bylaw Proposal interferes neither with Healthdyne's efforts to solicit shareholder votes nor with the shareholders' opportunity to consider and vote on directors and the other proposals contained in the proxies. Invacare understands that unless the Eleventh Circuit reverses the Order, a shareholder vote will be advisory only, and the shareholders have been fully informed of the potential consequences of passing the Bylaw Proposal. SEE Supplement Dated July 14, 1997 to Proxy Statement of Invacare Corporation, attached hereto at Tab E (providing that as a result of the Order, even if the Bylaw Proposal is "validly adopted by the shareholders at the annual meeting, [it] would not be legally binding on the Healthdyne Board of Directors", but will "serve as an advisory statement by the shareholders that they demand the Board remove" the Dead Hand Provision).

II. IN THE ALTERNATIVE, A LIMITED STAY IS NECESSARY
    TO PRESERVE THE STATUS QUO AND INVACARE'S RIGHTS
    PENDING APPEAL.
    ------------------------------------------------

    To the extent that the Court did intend and does interpret the Order as permitting Healthdyne to block a shareholder vote on the Bylaw Proposal, Invacare seeks a limited stay of that portion of the Order pending appeal. This Court has the "inherent power to make orders appropriate to preserve the status quo" until the Court of Appeals renders its decision. MCCLATCHEY NEWSPAPERS V. CENTRAL VALLEY TYPOGRAPHICAL UNION NO. 46, 686 F.2d 731, 734 (9th Cir.

1982); SEE ALSO CHRISTIAN SCIENCE READING ROOM V. CITY & COUNTY OF SAN FRANCISCO, 784 F.2d 1010, 1017 (9th Cir. 1986) (recognizing "inherent power of court to preserve the status quo when, in its sole discretion, the court deems the circumstances to so justify"); 7 James M. Moore, ET AL. Moore's Federal
Practice & Procedure   62.05, at 62-02 (1992) (describing as wide and flexible
the "inherent power of the court to exercise its discretion to preserve the status quo" during appeal). In determining whether to exercise this power, the Court should consider (1) whether the stay applicant will suffer irreparable injury absent a stay; (2) whether a party will suffer irreparable injury if a stay is issued; (3) whether the stay applicant has demonstrated a "substantial possibility" of success on appeal; and (4) where the public interest lies. UNITED STATES V. UNITED STATES FISHING VESSEL MAYLIN, 130 F.R.D. 684, 686 (S.D. Fla. 1990).

    The possibility of irreparable injury is the "most crucial factor" in a court's consideration of a motion for stay. UNITED STATES V. LOUISIANA, 815 F.
Supp. 947, 953 (E.D. La. 1993).   Accordingly, when a movant demonstrates a
strong threat of irreparable injury, he need only show a "substantial case on the merits" (I.E., that its argument on appeal does not contravene well-established law) rather than a "probability of success on the merits." RUIZ V. ESTELLE, 650 F.2d 555, 565 (5th Cir. 1981); HELMS

V. CODY, 1994 U.S. Dist. Lexis 11222, *5 (E.D. La. 1994) (movant need only show "substantial case on the merits" rather than "probability of success"); THE ISALY CO. V. KRAFT, INC., 662 F. Supp. 62, 63 (M.D. Fla. 1985) (movant "need only present a substantial case on the merits when a serious legal question is involved and show that the balance of equities weighs heavily in favor of granting the stay"). The circumstances at issue in this case satisfy these requirements and support Invacare's motion to stay enforcement of a limited portion of the Order pending appeal.

    1. A Limited Stay Is Necessary to Prevent Invacare From Suffering Irreparable Injury.
         --------------------------------------------------------------

    Irreparable harm is "potential harm which cannot be redressed by a legal or an equitable remedy" at a later time. INSTANT AIR FREIGHT CO. V. C.F. AIR FREIGHT, INC., 882 F.2d 797, 801 (3d Cir. 1989). Enforcement of a judgment during appeal in a manner that necessarily renders a party's appeal meaningless constitutes irreparable injury. SEE PLANNED PARENTHOOD OF SOUTHEASTERN PENNSYLVANIA V. CASEY, 822 F. Supp. 227, 236 (E.D. Pa. 1993) (staying judgment to ensure that movant's rights are not rendered moot during appeal). For that reason, courts routinely grant stays "to preserve the status quo until the court of appeals can determine the validity of the district court's disposition." JENKINS V. MISSOURI, 1997 U.S. Dist. Lexis 8661, *4 (W.D. Mo. 1997); SEE ALSO CASEY, 822 F. Supp. at 236 ("A trial court has broad discretion to preserve the status quo and grant interim relief as long as a balancing of the equities supports it."); THE ISALY CO, 662 F. Supp. at 63 (staying judgment when "denying a stay would moot the appeal" and alter the status quo).

    As discussed in Section I above, unless the previously scheduled shareholder vote on the Bylaw Proposal is allowed to go forward, Invacare will suffer irreparable injury in the form of the effective loss of its appellate rights on the validity of the Proposed Bylaw. Healthdyne's actions are clearly calculated to render meaningless any subsequent decision by the Eleventh Circuit and frustrate the appellate process itself. There is no reason to permit Healthdyne to moot issues now on appeal. SEE SEWANEE LAND, COAL & CATTLE, INC.
V. LAMB, 735 F.2d 1294, 1295 (11th Cir. 1984) (noting that failure to grant stay may render appeal moot if enforcement of judgment prevents court of appeals from granting relief sought).

    Finally, Invacare will also suffer irreparable injury in the form of the loss of its right to have the shareholders vote on the Bylaw Proposal as an advisory statement at the annual meeting. As discussed in Section I above, Invacare has properly notified Healthdyne of its intent to make the Bylaw Proposal at the annual meeting, and will be gravely harmed if the shareholders are prevented from voting on it, regardless of whether the consequences of its approval are ultimately found to be legally binding or not.

    2. Preserving the Status Quo by Permitting a Shareholder Vote Will Not Harm Healthdyne.
         ---------------------------------------------------------------

    In contrast to the injury that Invacare faces, the granting of a stay to maintain the status quo will not harm Healthdyne. As discussed in Section I above, the Bylaw Proposal has been included in all proxy materials sent to the shareholders, Healthdyne will not be affected in any way in calling the Bylaw Proposal for a vote at the annual meeting, and the Bylaw Proposal will not interfere with solicitation or voting on directors or the other proposals. Moreover, Invacare seeks only a limited stay -- an order staying only so much of the Order as would prevent Healthdyne's board from blocking a shareholder vote on the Bylaw Proposal and refusing to announce the results of the vote.
Invacare does not seek a stay of that part of the Order declaring the Proposed Bylaw to be invalid. Invacare understands that unless the Eleventh Circuit reverses this Court's Order, a shareholder vote will be advisory only. A stay permitting a shareholder vote on the Bylaw Proposal in no way threatens Healthdyne's interests and rights during appeal.

    3.   Invacare's Appeal Presents a Substantial Case on The Merits.
         -----------------------------------------------------------

    Given the irreparable harm that Invacare will suffer if a stay is not ordered and the lack of harm that a stay would cause

Healthdyne, the balance of equities tips decidedly in favor of a stay. It is well established in this circuit that the stronger the showing of irreparable injury, the less probability of success the movant is required to show. COLLINS & CO. V. CLAYTOR, 476 F. Supp. 407, 408 (N.D. Ga. 1979)("a much stronger showing on one or more of the necessary factors lessens the amount of proof required for the remaining factors.") In fact, when the balance of equities weighs in favor of granting a stay, "the movant need only present a substantial case on the merits." RUIZ, 650 F.2d at 565. A movant satisfies this burden by showing that the appeal involves "serious legal questions with broad impact" and that "no definitive ruling guides" disposition of the appeal. UNITED STATES V. BAYLOR UNIV. MED. CTR., 711 F.2d 38, 40 (5th Cir. 1983). For purposes of this motion, this Court is not required to assess Invacare's probability of success. Rather, it is enough that Invacare's appeal involves unsettled questions of law within the circuit. SEE HELMS, 1994 U.S. Dist. Lexis at *5-6 (finding substantial case on merits when no precedent controlled outcome of the dispute on appeal).

    Invacare's appeal satisfies the "substantial case" requirement for several reasons. First, this is an issue of first impression under Georgia law. At the June 17, 1997 hearing on the parties' motions, the Court observed: "These questions as to both motions are pretty close." Transcript, p. 123. Second, the validity of the Proposed Bylaw impacts the rights of every shareholder in every Georgia corporation. Third, as Invacare argued in opposition to Healthdyne's motion for summary judgment, several Georgia statutes support Invacare's claim that Georgia
law explicitly authorizes the Proposed Bylaw.  SEE, E.G., O.C.G.A.   14-2-801(b)
(the corporation shall be managed by a board of directors "subject to any limitations set forth in the articles of incorporation, bylaws approved by the shareholders, or agreements among the shareholders which are otherwise lawful");
ACCORD O.C.G.A.   14-2-1020(c).  There are no Georgia cases supporting the
conclusion that the Proposed Bylaw is invalid under Georgia law. Because Invacare's appeal presents legal arguments with broad impact and contravenes no dispositive ruling on Georgia law, Invacare presents a substantial case on appeal and satisfies the third requirement of a stay.

    4.   The Public Interest Supports the Grant of a Stay Pending
         Appeal.
         --------------------------------------------------------

    In this case, the public interest clearly favors the granting of a stay. Invacare contends and has argued that Georgia law provides Healthdyne's shareholders -- its owners -- the right to determine what powers they grant the board of directors. Invacare's Proposed Bylaw, by limiting the authority of the board of directors to implement the Dead Hand Provision, merely supports these rights. Likewise, the granting of a stay ensures that the shareholders may meaningfully consider the Bylaw Proposal and that, if the shareholders adopt the Bylaw Proposal and the Eleventh Circuit were to reverse and find the Proposed Bylaw valid, Healthdyne will effectuate the shareholders' decision concerning their corporation. Finally, as discussed in Section I above, the shareholders have been and will be fully informed of the non-binding nature of the vote on the Bylaw Proposal unless the appeal is successful.

                                      CONCLUSION
                                      ----------

    Healthdyne's attempt to prevent submission of the Bylaw Proposal to a shareholder vote threatens to injure Invacare irreparably by effectively mooting issues now on appeal, thereby destroying Invacare's appellate rights, and by preventing Invacare from submitting what at the least would be a precatory proposal to the shareholders. In contrast, allowing the shareholders to vote on the Bylaw Proposal permits the shareholders to express their opinion on the issue without harming Healthdyne's interests. For all the foregoing reasons, this Court should enter an order clarifying that its July 3, 1997 Order does not affect any obligations Healthdyne otherwise has to permit Invacare to make the Bylaw Proposal, to call it for a shareholder vote at the annual meeting, and to tabulate and announce the result of the vote. Alternatively, the Court should enter an order staying enforcement of the July 3, 1997 Order to the extent it would have any of the foregoing effects to preserve Invacare's right to a meaningful appeal in the Eleventh Circuit.

DATED: July 14, 1997

                                  KING & SPALDING



                                    /s/ M. Robert Thornton
                                  ------------------------------
191 Peachtree Street, N.E.        M. Robert Thornton
Atlanta, Georgia  30303           Georgia Bar No. 710475
Telephone: (404) 572-4600         Michael R. Smith
Facsimile: (404) 572-5100         Georgia Bar No. 661689
                                  David J. Onorato
                                  Georgia Bar No. 553826


Of Counsel:

SIMPSON THACHER & BARTLETT        Attorneys for Plaintiffs Invacare
425 Lexington Avenue              Corporation and I.H.H. Corp.
New York, New York  10017
(212) 455-2000